Exhibit 99.1

IO Biotech Reports First Quarter 2024 Financial Results and Provides Business Highlights

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Outcome of interim analysis for the overall response rate (ORR) for the first 225 patients randomized in the pivotal Phase 3 trial (IOB-013/KN-D18) of lead investigational therapeutic cancer vaccine, IO102-IO103, in combination with pembrolizumab still expected in Q3 2024; outcome of primary endpoint of progression free survival (PFS) is now projected to occur in first half of 2025

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Completed enrollment in Phase 2 basket trial IOB-022/KN-D38 and in first cohort of Phase 2 neoadjuvant/adjuvant basket trial IOB-032/PN-E40, which has been expanded to include a randomized melanoma cohort

•	Presented poster at the American Association for Cancer Research (AACR) Annual Meeting 2024; non-clinical data presented further support the dual mechanism of action of IO102-IO103

•	Strengthened executive team with key hires to business and commercial development positions

•	Ended first quarter with approximately $118.0 million in cash and cash equivalents, maintaining expected cash runway into the fourth quarter of 2025

New York, NY – May 14, 2024: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulating therapeutic cancer vaccines based on its T-win® platform, today reported financial results for the first quarter ended March 31, 2024.

“This will be a transformative year for IO Biotech as we approach the interim analysis of our pivotal Phase 3 study in first-line advanced melanoma, which, if supportive, could allow for a submission of a Biologics License Application (BLA) to the United States (US) Food and Drug Administration (FDA) this year,” said Mai-Britt Zocca, Ph.D., President and CEO of IO Biotech. “Last year, we expanded our Phase 3 study to potentially bring in the time to reach the primary endpoint of progression free survival and we concluded enrollment in the fourth quarter of 2023 with 407 patients. As we prepare for the interim analysis, we now have greater visibility to estimate the timing of reaching 226 events needed for the PFS analysis, which we now project will occur in the first half of 2025.”

Dr. Zocca continued, “With continued execution of our Phase 3 study and its planned interim analysis as our main priorities this year, we also continue both of our Phase 2 basket studies: completing enrollment in our IOB-022 study; and rapidly enrolling and expanding our newest basket study, IOB-032, in the neo-adjuvant/adjuvant settings of melanoma and squamous cell carcinoma of the head and neck (SCCHN). Finally, as we prepare for potential commercialization and partnering, I am very pleased with the strength of expertise we have added to our leadership team with the additions of Marjan Shamsaei as Senior Vice President, Commercial and Portfolio Lead, and Faiçal Miyara as Chief Business Officer. I founded IO Biotech 10 years ago and couldn’t be more proud of all that we have accomplished, and, with such a strong team in place, confident in what lies ahead.”

Recent Business Highlights

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The company recently completed enrollment of 407 patients in its pivotal Phase 3 trial (IOB-013/KN-D18) of IO102-IO103 in combination with Merck’s anti-PD-1 therapy KEYTRUDA® (pembrolizumab) in advanced melanoma. The primary endpoint of the Phase 3 trial is PFS. The PFS analysis will be conducted when 226 events have occurred in the trial, which, based on the expanded trial size, reaching full enrollment ahead of schedule and the events to date in the study, the company now projects will occur in the first half of 2025. Additionally, a planned interim analysis of ORR will be conducted when the first 225 randomized patients reach one year of treatment in June 2024. The outcome of this analysis is expected in the third quarter of 2024 and, if supportive, we believe could allow for submission of a BLA for accelerated approval in the US.

•	The independent data monitoring committee (IDMC) for the company’s IOB-013/KN-D18 Phase 3 trial convened its fourth meeting in March 2024 and recommended that the trial continue without modifications.

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The company’s Phase 2 basket trial (IOB-022/KN-D38) evaluating IO102-IO103 in combination with pembrolizumab in patients with metastatic non-small cell lung cancer (NSCLC) or recurrent or metastatic squamous cell carcinoma of the head and neck (SCCHN) completed enrollment; the company plans to submit abstracts with updates from this study to medical meetings in the fall of 2024.

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The company’s Phase 2 solid tumor basket trial (IOB-032/PN-E40) studying treatment with IO102-IO103 in combination with pembrolizumab given before (neo-adjuvant) and after (adjuvant) surgery with curative intent in patients with resectable melanoma or SCCHN has been enrolling patients since December 2023 in cohorts A (melanoma) and B (SCCHN) in the US, European Union (EU) and Australia. Cohort A is now fully enrolled and the company recently expanded the study to include a randomized cohort C in melanoma, in which patients are randomized either to IO102-IO103 in combination with pembrolizumab or to pembrolizumab alone.

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In April, a poster presentation of new non-clinical data further supporting the dual mechanism of action of the company’s lead cancer vaccine, IO102-IO103, was delivered at the American Association for Cancer Research (AACR) Annual Meeting 2024 in San Diego, California. While further studies are needed to fully discern the relationship between IDO1+/PD-L1+ target populations within the TME and the impact of IDO1/PD-L1 targeted vaccination, we believe the data presented support the use of a dual antigen approach to reduce the immunosuppression and enhance anti-tumor effect.

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In April, the company strengthened its executive team with the appointments of Faiçal Miyara, Ph.D., as Chief Business Officer, and Marjan Shamsaei, Pharm.D., as Senior Vice President, Commercial and Portfolio Lead.

First Quarter 2024 Financial Results

•	Net loss for the three months ended March 31, 2024, was $19.5 million, compared to $17.0 million for the three months ended March 31, 2023.

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Research and development expenses were $14.3 million for the three months ended March 31, 2024, compared to $11.9 million for the three months ended March 31, 2023. The increase was primarily related to clinical trial-related activities for the company’s IO102-IO103 therapeutic cancer vaccine candidate, including the continued execution of the company’s pivotal Phase 3 clinical trial. The company recognized $0.6 million in research and development equity-based compensation for the three months ended March 31, 2024, compared to $0.7 million for the three months ended March 31, 2023.

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General and administrative expenses were $5.9 million for the three months ended March 31, 2024, compared to $6.0 million for the three months ended March 31, 2023. The company recognized $1.0 million in general and administrative equity-based compensation for the three months ended March 31, 2024, compared to $1.2 million for the three months ended March 31, 2023.

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Cash and cash equivalents as of March 31, 2024 were $118.0 million, compared to $143.2 million at December 31, 2023. During the three months ended March 31, 2024, the company used cash, cash equivalents and restricted cash of $24.9 million. The increase in cash use was primarily driven by milestone payments and payment of other accrued expenses associated with clinical trials, as well as the payment of year-end bonuses. The company continues to expect that it will have sufficient cash to run the company into the fourth quarter of 2025.

About IO102-IO103

IO102-IO103 is an investigational off-the-shelf therapeutic cancer vaccine designed to kill both tumor cells and immune-suppressive cells in the tumor microenvironment (TME) by stimulating activation and expansion of T cells against indoleamine 2,3-dioxygenase (IDO) positive and programmed death-ligand 1 (PD-L1) positive cells. The company is currently conducting a pivotal Phase 3 trial (IOB-013/KN-D18; NCT05155254) investigating IO102-IO103 in combination with pembrolizumab versus pembrolizumab alone in patients with advanced melanoma, a Phase 2 basket trial (IOB-022/KN-D38; NCT05077709) investigating IO102-IO103 in combination with pembrolizumab as first line treatment in patients with solid tumors, and a Phase 2 basket trial (IOB-032/PN-E40; NCT05280314) investigating IO102-IO103 in combination with pembrolizumab as neo-adjuvant/adjuvant treatment of patients with solid tumors.

The clinical trials are sponsored by IO Biotech and conducted in collaboration with Merck and Merck is supplying pembrolizumab. IO Biotech maintains global commercial rights to IO102-IO103.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About the IOB-013/KN-D18 Pivotal Phase 3 Clinical Trial

IOB-013/KN-D18 (Clinical Trials.gov: NCT05155254) is an open label, randomized Phase 3 clinical trial of IO102-IO103 in combination with pembrolizumab versus pembrolizumab alone in patients with previously untreated, unresectable or metastatic (advanced) melanoma, being conducted in collaboration with Merck. Patients have been enrolled from centers across the United States, Europe, Australia, Turkey, Israel and South Africa. The primary endpoint of the study is progression free survival. Biomarker analyses will also be conducted. IO Biotech is sponsoring the Phase 3 trial and Merck is supplying pembrolizumab. IO Biotech maintains global commercial rights to IO102-IO103.

About the IOB-013/KN-D18 Clinical Trial Endpoints

The primary endpoint of the IOB-013/KN-D18 trial is progression free survival (PFS). The PFS analysis is event-driven and will be conducted when 226 events have occurred in the trial, which the company estimates will take place in the first half of 2025. Additionally, there is a planned per-protocol interim analysis of overall response rate when the first 225 randomized patients reach one year of treatment in mid-2024. The outcome of this analysis is expected in the third quarter of 2024. There is a high statistical bar for the Phase 3 interim analysis (p≤0.005), which was set to preserve most of the alpha for the primary endpoint of PFS. Regardless of the outcome of the interim analysis, the trial is designed to continue to the primary PFS endpoint.

About IOB-022/KN-D38 Phase 2 Solid Tumor Basket Trial

IOB-022/KN-D38 (NCT05077709) is a non-comparative, open label trial to investigate the safety and efficacy of IO102-IO103 in combination with pembrolizumab in first-line advanced cancers in non-small cell lung cancer (NSCLC) and squamous cell carcinoma of the head and neck (SCCHN). IO Biotech is sponsoring the Phase 2 trial and Merck is supplying pembrolizumab. IO Biotech maintains global commercial rights to IO102-IO103.

About IOB-032/PN-E40 Phase 2 Solid Tumor Basket Trial

IOB-032/PN-E40 (NCT05280314) is a Phase 2 basket trial investigating the IO102-IO103 therapeutic cancer vaccine in combination with pembrolizumab as neo-adjuvant/adjuvant treatment of patients with solid tumors. The study will enroll approximately 15 patients with melanoma and 15 patients with SCCHN in cohort A and cohort B respectively as single arm cohorts receiving combination of IO102-IO103 with pembrolizumab, whereas in cohort C ≥30 melanoma patients will be randomized 1:1 to neo-adjuvant treatment with either the combination of IO102-IO103 with pembrolizumab or pembrolizumab alone. In the neo-adjuvant period, for all cohorts, treatment is every 3 weeks (Q3W) for 3 cycles

(melanoma) or 2-3 cycles (SCCHN). Patients entering the study will be scheduled for surgery and begin neoadjuvant treatment 4-9 weeks prior. Surgery will be followed by adjuvant treatment with the same regimen for 15 cycles. Cohort C patients with poor pathological response to pembrolizumab alone in the neo-adjuvant phase (>10% residual viable tumor) may cross over to combination treatment post-surgery. The primary endpoint is major pathological response at surgery (≤10% residual viable tumor; central assessment). IO Biotech is sponsoring the Phase 2 trial and Merck is supplying pembrolizumab.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulating therapeutic cancer vaccines based on its T-win® platform. The T-win platform is based on a novel approach to cancer vaccines designed to activate T cells to target the immunosuppressive cells in the tumor microenvironment. IO Biotech is advancing its lead cancer vaccine candidate, IO102-IO103, in clinical trials, and additional pipeline candidates through preclinical development. Based on positive Phase 1/2 first line metastatic melanoma data, IO102-IO103, in combination with pembrolizumab, has been granted a breakthrough therapy designation for the treatment of advanced melanoma by the US Food and Drug Administration. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com. Follow us on our social media channels on LinkedIn and X (@IOBiotech).

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding the timing of the interim and primary analyses of the company’s Phase 3 trial, current or future clinical trials, their progress, enrollment or results, or the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Contact:

Maryann Cimino, Director of Investor Relations

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com

IO BIOTECH, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Operating expenses
Research and development	$14,311	$11,900
General and administrative	5,886	6,024

Total operating expenses	20,197	17,924

Loss from operations	(20,197)	(17,924)

Other income (expense)
Currency exchange (loss) gain, net	(462)	258
Interest income	1,617	1,028

Total other income (expense)	1,155	1,286

Loss before income tax expense	(19,042)	(16,638)
Income tax expense	415	406

Net loss	(19,457)	(17,044)

Net loss attributable to common shareholders	(19,457)	(17,044)

Net loss per common share, basic and diluted	$(0.30)	$(0.59)

Weighted-average number of shares used in computing net loss per common share, basic and diluted	65,880,914	28,815,267

Other comprehensive loss
Net loss	$(19,457)	$(17,044)
Foreign currency translation	194	517

Total comprehensive loss	$(19,263)	$(16,527)

IO BIOTECH, INC.

Consolidated Balance Sheets

(Unaudited in thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$117,982	$143,193
Prepaid expenses and other current assets	6,146	4,062

Total current assets	124,128	147,255

Restricted cash	268	268
Property and equipment, net	788	847
Right of use lease asset	2,092	2,259
Other non-current assets	883	89

Total non-current assets	4,031	3,463

Total assets	$128,159	$150,718

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,840	$3,878
Lease liability - current	666	655
Accrued expenses and other current liabilities	6,537	11,184

Total current liabilities	11,043	15,717

Lease liability - non-current	1,650	1,839

Total non-current liabilities	1,650	1,839

Total liabilities	12,693	17,556

Commitments and contingencies (Note 9)
Stockholders’ equity
Preferred stock, par value of $0.001 per share; 5,000,000 shares authorized, no shares issued and outstanding as of March 31, 2024 and December 31, 2023	—	—
Common stock, par value of $0.001 per share; 300,000,000 shares authorized at March 31, 2024 and December 31, 2023; 65,880,914 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	66	66
Additional paid-in capital	408,154	406,587
Accumulated deficit	(283,279)	(263,822)
Accumulated other comprehensive loss	(9,475)	(9,669)

Total stockholders’ equity	115,466	133,162

Total liabilities and stockholders’ equity	$128,159	$150,718